NEWS RELEASE

MAYFIELD HEIGHTS, Ohio – October 22, 2020 - Materion Corporation (NYSE: MTRN) today reported third quarter 2020 financial results and provided an update on key strategic initiatives.

•Net sales were $287.2 million compared to $271.5 million in the second quarter; value-added sales increased 4% sequentially to $167.5 million

•Net income of $0.32 per share, diluted, consistent with the second quarter; adjusted earnings of $0.55 per share, up 12% vs. the second quarter

•Transformative acquisition of Optics Balzers completed to create a global industry leader in optical thin film coating solutions; integration activities progressing as planned

•Significant new customer opportunity for precision clad engineered strip product remains on schedule
“The health and safety of our people remains top priority during these challenging times, and we continue to follow all recommended guidelines and take the precautions necessary to protect our people,” stated Jugal Vijayvargiya, President and Chief Executive Officer.

Mr. Vijayvargiya continued, “Despite the ongoing challenges amid the COVID-19 pandemic, we delivered sequential earnings growth and continued to execute on our significant growth opportunities. We completed the acquisition of Optics Balzers and integration is proceeding as planned. The significant precision clad engineered strip product opportunity which we previously announced continues to progress and will be a meaningful driver of organic growth. To date, we have received $45.1 million of prepayments from the customer, and we remain on the schedule previously communicated.”

THIRD QUARTER 2020 RESULTS

Net sales for the third quarter of 2020 were $287.2 million, compared to $306.0 million in the prior year third quarter. Third quarter value-added sales of $167.5 million were up 4% from the second quarter of 2020 and down 11% versus the prior year third quarter. On a sequential basis, sales from Optics Balzers and stronger performance in the semiconductor end market were partially offset by end markets significantly impacted by the COVID-19 pandemic, including aerospace and industrial, and lower raw material hydroxide sales.

Operating profit for the third quarter was $0.7 million, and net income was $6.5 million, or $0.32 per diluted share, compared to operating profit of $8.7 million and net income of $6.7 million, or $0.32 per share, in the second quarter. Adjusted earnings before interest and tax expense were $15.4 million in the third quarter, an increase of $1.5 million versus the second quarter. Adjusted net income was $11.3 million, or $0.55 per diluted share, an increase of 12% compared to $0.49 per share in the second quarter.

Adjusted earnings in the third quarter excluded special items for mine development ($7.3 million), merger and acquisition costs ($5.5 million), and other items ($0.8 million). We expanded an existing pit in production for the first time, and as such, mine development costs were treated as period costs in the third quarter despite the fact that the costs will benefit future periods when the related ore is extracted and sold. Adjusted net income in the third quarter also included tax special items of $5.8 million of expense, primarily related to the acquisition of Optics Balzers and tax law changes.

OUTLOOK

We continue to experience significant levels of uncertainty regarding future demand in our end markets due to the COVID-19 pandemic. Based on current demand levels and assuming our factories remain operational, we expect adjusted earnings per diluted share in the fourth quarter to be slightly better than the third quarter.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and litigation claims, legacy environmental costs, acquisition and integration costs, certain income tax items, or other non-routine costs that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

DIVIDEND ANNOUNCEMENT

Today the Company announced the declaration of its fourth quarter dividend of $0.115 per share payable on November 30, 2020 to shareholders of record on November 5, 2020.

CONFERENCE CALL

Materion Corporation will host an investor conference call with analysts at 9:00 a.m. Eastern Time, October 22, 2020. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 5, 2020 by dialing (877) 481-4010 or (919) 882-2331; please reference replay ID number 57377. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein: the ultimate impact of the COVID-19 pandemic on our business, results of operations, financial condition, and liquidity; the global economy, including the impact of tariffs and trade agreements; the impact of any U.S. Federal Government shutdowns and sequestrations; the condition of the markets which we serve, whether defined geographically or by segment; changes in product mix and the financial condition of customers; our success in developing and introducing new products and new product ramp-up rates; our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values; our success in identifying acquisition candidates and in acquiring and integrating such businesses, including the integration of Optics Balzers; the impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions, including, without limitation, the acquisition of Optics Balzers being accretive in the expected timeframe or at all; our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects; other financial and economic factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, interest rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, credit availability, and the impact of the Company’s stock price on the cost of incentive compensation plans; the uncertainties related to the impact of war, terrorist activities, and acts of God; changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations; the conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; our ability to successfully complete the disposition of our LAC business; the disruptions on operations from, and other effects of, catastrophic and other extraordinary events including the COVID-19 pandemic; and the risk factors set forth in Part 1, Item 1A of our 2019 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the second quarter 2020.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact: Media Contact:
Stephen F. Shamrock John G. McCloskey
(216) 383-4010 (216) 383-6835
stephen.shamrock@materion.com john.mccloskey@materion.com
https://materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In thousands except per share amounts)	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net sales	$287,171	$305,979	$836,585	$905,263
Cost of sales	240,531	240,748	696,280	701,126
Gross margin	46,640	65,231	140,305	204,137
Selling, general, and administrative expense	35,696	35,812	99,292	115,767
Research and development expense	5,417	5,262	14,104	13,064
Goodwill impairment charges	—	11,560	9,053	11,560
Asset impairment charges	—	2,581	1,713	2,581
Restructuring expense	2,593	785	7,144	785
Other — net	2,221	2,942	4,143	9,954
Operating profit	713	6,289	4,856	50,426
Other non-operating (income) expense—net	(1,076)	127	(2,871)	3,484
Interest expense — net	1,334	436	2,839	1,402
Income before income taxes	455	5,726	4,888	45,540
Income tax (benefit) expense	(6,041)	2,263	(5,183)	9,631
Net income	$6,496	$3,463	$10,071	$35,909
Basic earnings per share:
Net income per share of common stock	$0.32	$0.17	$0.50	$1.76
Diluted earnings per share:
Net income per share of common stock	$0.32	$0.17	$0.49	$1.74
Weighted-average number of shares of common stock outstanding:
Basic	20,325	20,401	20,342	20,351
Diluted	20,592	20,677	20,595	20,645

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	September 25, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$117,754	$125,007
Accounts receivable, net	150,454	154,751
Inventories, net	211,700	190,390
Prepaid and other current assets	24,515	21,839
Total current assets	504,423	491,987
Deferred income taxes	5,156	1,666
Property, plant, and equipment	987,902	916,965
Less allowances for depreciation, depletion, and amortization	(693,223)	(684,689)
Property, plant, and equipment—net	294,679	232,276
Operating lease, right-of-use assets	62,235	23,413
Intangible assets	54,449	6,380
Other assets	20,754	17,937
Goodwill	143,118	79,011
Total Assets	$1,084,814	$852,670
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$122,216	$868
Accounts payable	56,524	43,206
Salaries and wages	24,853	41,167
Other liabilities and accrued items	42,238	32,477
Income taxes	1,435	1,342
Unearned revenue	4,360	3,380
Total current liabilities	251,626	122,440
Other long-term liabilities	10,057	11,560
Operating lease liabilities	56,891	18,091
Finance lease liabilities	20,540	17,424
Retirement and post-employment benefits	40,208	32,466
Unearned income	72,632	32,891
Long-term income taxes	3,365	3,451
Deferred income taxes	11,340	2,410
Long-term debt	6,374	1,260
Shareholders’ equity	611,781	610,677
Total Liabilities and Shareholders’ Equity	$1,084,814	$852,670

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(Thousands)	September 25, 2020	September 27, 2019
Cash flows from operating activities:
Net income	$10,071	$35,909
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	32,042	31,955
Amortization of deferred financing costs in interest expense	547	720
Stock-based compensation expense (non-cash)	3,989	5,230
Deferred income tax (benefit) expense	(5,187)	5,725
Net pension curtailments and settlements	94	3,296
Impairment charges	10,766	14,141
Changes in assets and liabilities, net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	13,899	(36,146)
Decrease (increase) in inventory	(9,883)	22,089
Decrease (increase) in prepaid and other current assets	(686)	(416)
Increase (decrease) in accounts payable and accrued expenses	(9,759)	(14,114)
Increase (decrease) in unearned revenue	(298)	(728)
Increase (decrease) in interest and taxes payable	143	(1,499)
Increase (decrease) in unearned income due to customer prepayments	40,385	—
Domestic pension plan contributions	—	(4,500)
Other-net	(6,679)	(2,126)
Net cash provided by operating activities	79,444	59,536
Cash flows from investing activities:
Payments for acquisition, net of cash acquired	(130,715)	—
Payments for purchase of property, plant, and equipment	(46,285)	(18,193)
Payments for mine development	—	(1,903)
Proceeds from settlement of currency exchange contract	3,249	—
Proceeds from sale of property, plant, and equipment	35	17
Net cash used in investing activities	(173,716)	(20,079)
Cash flows from financing activities:
Short-term debt under revolving credit agreement, net	120,000	—
Repayment of long-term debt	(16,357)	(599)
Principal payments under finance lease obligations	(1,440)	(894)
Cash dividends paid	(6,920)	(6,612)
Repurchase of common stock	(6,766)	(199)
Payments of withholding taxes for stock-based compensation awards	(2,212)	(4,832)
Deferred financing costs	—	(2,018)
Net cash provided by (used in) financing activities	86,305	(15,154)
Effects of exchange rate changes	714	(422)
Net change in cash and cash equivalents	(7,253)	23,881
Cash and cash equivalents at beginning of period	125,007	70,645
Cash and cash equivalents at end of period	$117,754	$94,526

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales, Operating Profit, and EBIT
(Unaudited)

	Third Quarter Ended		Second Quarter Ended	Nine Months Ended
(Millions)	September 25, 2020	September 27, 2019	June 26, 2020	September 25, 2020	September 27, 2019
Net Sales
Performance Alloys and Composites	$91.2	$130.7	$101.6	$291.9	$393.1
Advanced Materials	165.6	147.7	150.1	475.9	424.9
Precision Coatings	30.4	27.6	19.8	68.8	87.3
Other	—	—	—	—	—
Total	$287.2	$306.0	$271.5	$836.6	$905.3

Less: Pass-through Metal Cost
Performance Alloys and Composites	$9.3	$18.7	$11.8	$36.5	$56.3
Advanced Materials	108.0	92.1	95.4	304.4	253.5
Precision Coatings	2.1	5.2	2.0	5.7	19.2
Other	0.3	1.4	0.7	2.2	5.1
Total	$119.7	$117.4	$109.9	$348.8	$334.1

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$81.9	$112.0	$89.8	$255.4	$336.8
Advanced Materials	57.6	55.6	54.7	171.5	171.4
Precision Coatings	28.3	22.4	17.8	63.1	68.1
Other	(0.3)	(1.4)	(0.7)	(2.2)	(5.1)
Total	$167.5	$188.6	$161.6	$487.8	$571.2

Gross Margin
Performance Alloys and Composites	$17.5	$38.2	$25.4	$64.9	$119.0
Advanced Materials	18.8	18.7	16.1	52.5	60.9
Precision Coatings	10.2	9.4	7.1	23.3	29.0
Other	0.1	(1.1)	(0.5)	(0.4)	(4.8)
Total	$46.6	$65.2	$48.1	$140.3	$204.1

Operating Profit (Loss)
Performance Alloys and Composites	$0.7	$18.8	$8.2	$13.8	$57.1
Advanced Materials	5.9	6.2	4.4	15.1	19.4
Precision Coatings	1.4	(11.2)	2.1	(6.1)	(5.2)
Other	(7.3)	(7.5)	(6.0)	(17.9)	(20.9)
Total	$0.7	$6.3	$8.7	$4.9	$50.4

	Third Quarter Ended		Second Quarter Ended	Nine Months Ended
(Millions)	September 25, 2020	September 27, 2019	June 26, 2020	September 25, 2020	September 27, 2019
Special Items
Performance Alloys and Composites	$9.9	$—	$4.2	$17.7	$—
Advanced Materials	0.1	—	0.6	0.8	—
Precision Coatings	1.9	14.5	0.3	13.0	14.5
Other	1.7	0.4	(0.8)	1.0	0.4
Total	$13.6	$14.9	$4.3	$32.5	$14.9

Operating Profit (Loss) Excluding Special Items
Performance Alloys and Composites	$10.6	$18.8	$12.4	$31.5	$57.1
Advanced Materials	6.0	6.2	5.0	15.9	19.4
Precision Coatings	3.3	3.3	2.4	6.9	9.3
Other	(5.6)	(7.1)	(6.8)	(16.9)	(20.5)
Total	$14.3	$21.2	$13.0	$37.4	$65.3

Non-Operating (Income) Expense
Performance Alloys and Composites	$0.2	$0.2	$0.1	$0.5	$0.5
Advanced Materials	—	—	—	—	—
Precision Coatings	(0.2)	—	—	(0.2)	—
Other	(1.1)	(0.1)	(1.0)	(3.2)	3.0
Total	$(1.1)	$0.1	$(0.9)	$(2.9)	$3.5

Non-Operating (Income) Expense Special Items
Other	$—	$—	$—	$—	$3.3
Total	$—	$—	$—	$—	$3.3

EBIT Excluding Special Items
Performance Alloys and Composites	$10.4	$18.6	$12.3	$31.0	$56.6
Advanced Materials	6.0	6.2	5.0	15.9	19.4
Precision Coatings	3.5	3.3	2.4	7.1	9.3
Other	(4.5)	(7.0)	(5.8)	(13.7)	(20.2)
Total	$15.4	$21.1	$13.9	$40.3	$65.1
The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Third Quarter Ended		Second Quarter Ended	Nine Months Ended
(Millions except per share amounts)	September 25, 2020	September 27, 2019	June 26, 2020	September 25, 2020	September 27, 2019
GAAP as Reported
Net sales	$287.2	$306.0	$271.5	$836.6	$905.3
Operating profit	0.7	6.3	8.7	4.9	50.4
Non-operating (income) expense	(1.1)	0.1	(0.9)	(2.9)	3.5
Net income	6.5	3.5	6.7	10.1	35.9
Shares outstanding - Diluted	20,592	20,667	20,554	20,595	20,645
EPS - Diluted	$0.32	$0.17	$0.32	$0.49	$1.74

Operating Profit Special Items
Impairment charges	$—	$14.1	$—	$10.8	$14.1
Mine development costs	7.3	—	—	7.3	—
Forfeiture of non-cash stock-based compensation	(1.5)	—	—	(1.5)	—
Non-cash inventory adjustment	—	—	—	1.3	—
Cost reduction initiatives	2.6	0.8	2.4	7.2	0.8
COVID-19 related costs	0.8	—	2.7	3.7	—
Merger and acquisition costs	5.5	—	1.4	7.0	—
Foreign currency hedge gain	(1.1)	—	(2.2)	(3.3)	—
Total Operating Profit Special Items	$13.6	$14.9	$4.3	$32.5	$14.9
Operating Profit Special Items - net of tax	$10.6	$12.3	$3.3	$25.1	$12.3
Non-Operating Expense Special Items	$—	$—	$—	$—	$3.3
Non-Operating Expense Special Items - net of tax	$—	$—	$—	$—	$2.6
Tax Special Items	$(5.8)	$1.0	$—	$(5.1)	$1.0
Special items per diluted share	$0.23	$0.64	$0.17	$0.97	$0.77

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$167.5	$188.6	$161.6	$487.8	$571.2
Operating profit	14.3	21.2	13.0	37.4	65.3
Operating profit % of VA	8.5%	11.2%	8.0%	7.7%	11.4%
EBIT	15.4	21.1	13.9	40.3	65.1
EBIT % of VA	9.1%	11.2%	8.6%	8.3%	11.4%
Net income	11.3	16.8	10.0	30.1	51.8
EPS - Diluted	$0.55	$0.81	$0.49	$1.46	$2.51
In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including operating profit, segment operating profit, earnings before interest and taxes (EBIT), net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as non-cash impairment charges, mine development costs, forfeiture of certain non-cash stock-based compensation, non-cash inventory adjustments, cost reduction initiatives (i.e., severance), COVID-19 related costs, merger and acquisition costs, foreign currency hedge gains, and certain discrete income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Third Quarter Ended			Nine Months Ended
(Millions)	September 25, 2020	September 27, 2019	% Change	September 25, 2020	September 27, 2019	% Change
Materion Corporation
Semiconductor	$41.3	$34.3	20.4%	$118.5	$108.4	9.3%
Industrial	30.3	34.9	(13.2)%	90.2	104.9	(14.0)%
Aerospace and Defense	20.0	32.1	(37.7)%	61.2	92.2	(33.6)%
Consumer electronics	15.8	16.8	(6.0)%	39.9	50.1	(20.4)%
Automotive	13.1	14.2	(7.7)%	41.0	46.1	(11.1)%
Energy	11.9	18.4	(35.3)%	37.0	55.9	(33.8)%
Telecom and Data Center	9.0	13.5	(33.3)%	28.7	44.6	(35.7)%
Other	26.1	24.4	7.0%	71.3	69.0	3.3%
Total	$167.5	$188.6	(11.2)%	$487.8	$571.2	(14.6)%
Performance Alloys and Composites
Semiconductor	$0.9	$1.2	(25.0)%	$3.1	$4.3	(27.9)%
Industrial	20.1	25.9	(22.4)%	64.0	75.9	(15.7)%
Aerospace and Defense	14.3	26.0	(45.0)%	44.7	75.3	(40.6)%
Consumer electronics	9.2	11.1	(17.1)%	26.2	36.4	(28.0)%
Automotive	10.7	12.1	(11.6)%	35.6	40.3	(11.7)%
Energy	5.5	9.5	(42.1)%	15.2	29.3	(48.1)%
Telecom and Data Center	8.9	13.1	(32.1)%	28.2	44.1	(36.1)%
Other	12.3	13.1	(6.1)%	38.4	31.2	23.1%
Total	$81.9	$112.0	(26.9)%	$255.4	$336.8	(24.2)%
Advanced Materials
Semiconductor	$40.3	$33.1	21.8%	$115.1	$103.9	10.8%
Industrial	5.2	5.7	(8.8)%	15.5	17.7	(12.4)%
Aerospace and Defense	0.8	0.7	14.3%	2.4	1.9	26.3%
Consumer electronics	0.1	0.1	—%	0.2	0.3	(33.3)%
Automotive	1.4	1.9	(26.3)%	4.3	4.9	(12.2)%
Energy	6.4	9.0	(28.9)%	21.8	26.5	(17.7)%
Telecom and Data Center	0.1	0.3	(66.7)%	0.5	0.5	—%
Other	3.3	4.8	(31.3)%	11.7	15.7	(25.5)%
Total	$57.6	$55.6	3.6%	$171.5	$171.4	0.1%
Precision Coatings
Semiconductor	$0.2	$—	—%	$0.4	$0.2	100.0%
Industrial	5.0	3.4	47.1%	10.6	11.4	(7.0)%
Aerospace and Defense	4.8	5.3	(9.4)%	14.0	14.9	(6.0)%
Consumer electronics	6.6	5.6	17.9%	13.5	13.5	—%
Automotive	1.1	0.3	266.7%	1.1	0.9	22.2%
Energy	—	—	—%	—	—	—%
Telecom and Data Center	—	—	—%	—	—	—%
Other	10.6	7.8	35.9%	23.5	27.2	(13.6)%
Total	$28.3	$22.4	26.3%	$63.1	$68.1	(7.3)%

Eliminations	$(0.3)	$(1.4)		$(2.2)	$(5.1)